SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2010

Sterling Mining Company
(Exact name of registrant as specified in its charter)

Idaho
(State or Other Jurisdiction of Incorporation or Organization)

000-52669	82-0300575
(Commission File Number)	(I.R.S. Employer Identification Number)

2201 N. Government Way, Ste E
Coeur d’Alene, ID 83814
(Address of principal executive offices including zip code)

(208) 666-4070
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective November 12, 2009 Sterling Mining Company’s Board of Directors elected two new Board members in accordance with the Supplemental Post Petition Secured Financing Agreement with Minco Silver.  The Board members appointed are Dwayne L. Melrose and Shawn Rodeck. Mr. Melrose is currently the Vice President of Exploration for Minco Silver and Mr. Rodeck is current a consultant, acting as Director of Legal Affairs for Minco Silver.

ITEM 8.01  Other Events

Sterling Mining Company’s (the “Company”) Disclosure Statement filed in connection with the Company’s Debtor in Chapter 11 Case No. 09-20178-TLM has been approved by an order of the United States Bankruptcy Court entered on January 20, 2010.

The disclosure statement contains important information with respect to the bidding procedures for Sterling Mining Company’s common stock.  Sterling Mining Company has entered into an agreement with Alberta Star for the sale of 100% of the issued and outstanding common stock of Sterling Company for $11,750,000.00. In addition, Minco Silver Corporation (Minco), the largest secured creditor of Sterling, has presented an overbid of $12,500,000.00 for a 100% of the authorized, but un-issued, common stock of Sterling Mining Company.  The bids of Albert Star and Minco Silver Corporation are subject to higher and better offers submitted in accordance with the process described in the bidding procedures as detailed in exhibit 99.1 Disclosure Statement, Appendix E.

The purchase price will be in U.S. dollars and include 100% of the authorized, but un-issued, common stock of Sterling Mining Company, 40,139,427 common shares, which will entitle the new owner to all assets of sterling including accumulated Net Operating Losses of approximately $48.0 million, subject only to the debt as set forth in the Disclosure Statement.

Key dates for the sale process are as follows:

February 15, 2010	Due date for deposits and indemnification of bidders

March 31, 2010, at 5:00 p.m.	Due date for bids

April 5, 2010, at 8:00 a.m.	Auction

April 6, 2010, at 9:30 a.m.	Plan confirmation hearing and sale approval hearing

April 15, 2010	Sale closing date

Exhibit No.                                Description

99.1	Revised Second Amended Disclosure Statement

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING MINING COMPANY

Dated: January 27, 2010	By:	/s/ Roger A. Van Voorhees
Roger A. Van Voorhees
President/Chief Executive Officer